Investor Update Third Quarter 2025

Forward Looking Statements This presentation contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger (the “Merger”) between First Merchants Corporation (“First Merchants”) and First Savings Financial Group, Inc. (“First Savings”), including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of First Merchants’ goals, intentions and expectations; statements regarding the First Merchants’ business plan and growth strategies; statements regarding the asset quality of First Merchants’ loan and investment portfolios; and estimates of First Merchants’ risks and future costs and benefits whether with respect to the Merger or otherwise. These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of First Merchants and First Savings will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to obtain required regulatory approvals or the approval of First Savings’ common shareholders, and the ability to complete the Merger on the expected timeframe; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to bank holding companies and banks like First Merchants’ affiliate bank; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; changes in market, economic, operational, liquidity (including the ability to grow and maintain core deposits and retain large uninsured deposits), credit and interest rate risks associated with First Merchants’ business; the impacts of epidemics, pandemics or other infectious disease outbreaks; and other risks and factors identified in each of First Merchants’ filings with the Securities and Exchange Commission (“SEC”). First Merchants undertakes no obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this presentation or press release. In addition, First Merchants’ past results of operations do not necessarily indicate its anticipated future results, whether the Merger is effectuated or not. ADDITIONAL INFORMATION Communications in this presentation do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy vote or approval. First Merchants will file a Registration Statement on Form S-4 with the SEC in connection with the Merger that will include a Proxy Statement for First Savings and a Prospectus for First Merchants, as well as other relevant documents concerning the proposed transaction, which, when finalized, the Proxy Statement - Prospectus will be submitted to First Savings common shareholders to solicit their vote on the Merger. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE CORRESPONDING PROXY STATEMENT - PROSPECTUS REGARDING THE MERGER WHEN THEY BECOME AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CONCERNING THE MERGER, TOGETHER WITH ALL AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION. When filed, this document and other documents relating to the Merger filed by First Merchants and First Savings can be obtained free of charge from the SEC’s website at www.sec.gov. First Merchants and First Savings and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the common shareholders of First Savings in connection with the proposed Merger. Information about the directors and executive officers of First Merchants is set forth in the proxy statement for First Merchants’ 2025 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 1, 2025, which information has been updated by First Merchants from time to time in subsequent filings with the SEC. Information about the directors and executive officers of First Savings will be set forth in the Proxy Statement for the First Savings 2025 annual meeting of shareholders, as filed with the SEC on Schedule 14A on January 8, 2025. Additional information regarding the interests of these participants, including First Savings’ officers and directors, will also be included in the Proxy Statement-Prospectus regarding the proposed Merger when it becomes available. PRO FORMA AND PROJECTED INFORMATION This presentation contains certain pro forma and projected financial information, including projected pro forma information, which reflects First Merchants’ current expectations and assumptions. This pro forma information is for illustrative purposes only and should not be relied on as necessarily being indicative of future results. The assumptions and estimates underlying the pro forma information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including those in the “Forward Looking Statements” disclaimer. Accordingly, there can be no assurance that the prospective results are indicative of future performance of the combined company after the proposed acquisition or that actual results will not differ materially from those presented in the pro forma information. NON-GAAP FINANCIAL MEASURES These slides contain non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of the registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, First Merchants Corporation has provided reconciliations within the slides, as necessary, of the non-GAAP financial measure to the most directly comparable GAAP financial measure. 2

Executive Management Team 3 Mark Hardwick Chief Executive Officer Mark K. Hardwick currently serves as the Chief Executive Officer of First Merchants Corporation and First Merchants Bank. Mark joined First Merchants in November of 1997 as Corporate Controller and was promoted to Chief Financial Officer in April of 2002. In 2016, Mark’s title expanded to include Chief Operating Officer, overseeing the leadership responsibilities for finance, operations, technology, risk, legal, and facilities for the corporation. Prior to joining First Merchants Corporation, Mark served as a senior accountant with BKD, LLP in Indianapolis. Mark is a graduate of Ball State University with a Master of Business Administration and Bachelor’s degree in Accounting. He is also a certified public accountant and a graduate of the Stonier School of Banking. FMB: 27 Yrs Banking: 27 Yrs FMB: 10 Yrs Banking: 22 Yrs Michele Kawiecki Chief Financial Officer Michele Kawiecki currently serves as Executive Vice President and Chief Financial Officer for First Merchants Corporation and First Merchants Bank. Michele joined First Merchants in 2015 as Director of Finance. Prior to joining First Merchants, Michele spent 12 years with UMB Financial Corporation in Kansas City, Missouri having served as Senior Vice President of Capital Management and Assistant Treasurer; Director of Corporate Development and the Enterprise Project Management Office; and Chief Risk Officer. Prior to UMB, she worked for PriceWaterhouseCoopers LLP as an Audit Manager. Michele earned both a Master of Science in Accounting and an Executive Master of Business Administration from the University of Missouri-Kansas City and a Bachelor’s degree in Accounting from Dakota Wesleyan University. FMB: 17 Yrs Banking: 37 Yrs Mike Stewart President Mike Stewart currently serves as President for First Merchants Corporation and First Merchants Bank overseeing the Commercial, Private Wealth, and Consumer Lines of Business for the Bank. Mike joined the bank in 2008 as Chief Banking Officer. Prior to joining First Merchants, Mike spent 18 years with National City Bank in various commercial sales and credit roles. Mike has a Master of Business Administration from Butler University and a Bachelor’s degree in Finance from Millikin University. FMB: 17 Yrs Banking: 36 Yrs John Martin Chief Credit Officer John Martin currently serves as Executive Vice President and Chief Credit Officer of First Merchants Corporation overseeing the Commercial, Small Business and Consumer Credit functions, as well as Bank Operations and the Mortgage Line of Business. Prior to joining First Merchants, John spent 18 years with National City Bank in various sales and senior credit roles. John is a graduate of Indiana University where he earned a Bachelor of Arts in Economics. He also holds a Master of Business Administration in Finance from Case Western Reserve University.

First Merchants Corporation (NASDAQ: FRME) Financial Highlights as of 9/30/2025 $18.8 Billion $13.6 Billion $14.9 Billion $6.1 Billion Assets Under Advisement* Total Assets Total Loans Total Deposits TCE/TA: YTD Return on TCE YTD ROAA: Dividend Yield: Price / Tangible Book: Price / LTM EPS: 1.22% 9.18% 14.27% 3.77% 1.30x 9.4x Market Cap $2.2B Largest financial services holding company headquartered in Central Indiana 111 Banking Centers 4 *Includes $4.1 billion in assets under management; excludes $3.5 billion in custody assets

Highlights 5  EPS of $0.991,2 when adjusted for non-core items compared to core EPS of $0.951,2 in 3Q24; reported EPS of $0.98 compared to $0.84 in 3Q24  Strong loan growth of $288.8 million, or 8.7% annualized  Efficiency ratio of 54.56%2 when adjusted for non-core items; reported efficiency ratio of 55.09%  Robust capital position with tangible common equity ratio of 9.18%  Announced the acquisition of First Savings Financial Group, Inc. on September 25, 2025, adding approximately $2.4 billion in assets and expanding the Corporation’s presence into Southern Indiana and the Louisville MSA 9.51% ROE 14.21% ROTCE2 ROE & ROTCE (Annualized) $56.3 Million $0.98 Per Share Net Income & EPS1 1.22% ROA 1.51% PTPP ROA2 ROA (Annualized) 1Net Income and EPS reported on a diluted basis and for common stockholders 2See “Non-GAAP Financial Information” for reconciliation Note: MSA and County ranking per FDIC. Map includes all FRME locations including branches, LPOs and administrative centers. Third Quarter FRME Locations FSFG Locations

Highlights 6 1Net Income and EPS reported on a diluted basis and for common stockholders 2See “Non-GAAP Financial Information” for reconciliation 9.51% ROE 14.27% ROTCE2 ROE & ROTCE (Annualized) $167.5 Million $2.90 Per Share Net Income & EPS1 1.22% ROA 1.50% PTPP ROA2 ROA (Annualized) Year to Date  17.3% EPS growth over prior year  Adjusted EPS of $2.911,2 compared to adjusted EPS of $2.481,2 in prior year; reported EPS of $2.90 compared to $2.31 in prior year  Strong loan growth of $741.3 million, or 7.7% annualized  Delivered PPNR growth and positive operating leverage over prior year  Efficiency ratio of 54.36%2 when adjusted for non-core items; reported efficiency ratio of 54.54%

Business Strategy 7 Full Spectrum of Debt Capital and Treasury Service Offerings Located in Prime Growth Markets Small Business & SBA Middle Market C&I Investment Real Estate Public Finance Sponsor Finance Full Spectrum of Consumer Deposit and Lending Offerings Supported by: Talented, Customer Service Oriented Banking Center and Call Center Professionals Competitive Digital Solutions  Deposit and CRM  Online Banking  Mobile Banking Diverse Locations in Stable Rural and Growth Metro Markets Comprehensive and coordinated approach to personal wealth management Expertise in: Investment Management Private Banking Fiduciary Estate Financial Planning Strengthen commercial relationships with personal services for executives/owners and retirement plan services for companies Partner with consumer to offer personal investment advice through First Merchants Investment Services Offering a full suite of mortgage solutions to assist with purchase, construction, renovation, and home finance Strengthen existing Commercial, Consumer and Private Wealth relationships Create new household relationships Support underserved borrowers and neighborhoods Deliver solutions through a personalized, efficient, and scalable model Commercial Banking Private Wealth Advisors Consumer Banking Mortgage Banking Asset Based Lending Syndications Treasury Management Services Merchant Processing Services

Business Highlights - Loans



Michigan
Monroe MSA Rank: 1
Detroit MSA Rank: 11
Deposits: $2.5B
Loans: $3.0B
Northwest Indiana
Lake County Rank: 5
Lafayette MSA Rank: 2
Deposits: $3.0B
Loans: $2.2B
MICHIGAN
Northeast Indiana
Muncie MSA Rank: 1
Ft Wayne MSA Rank: 5
Deposits: $4.8B
Loans: $2.1B
OHIO
Indianapolis
Indianapolis MSA Rank:7
Deposits: $3.9B
Loans: $4.9B
INDIANA
Columbus
Columbus MSA Rank: 15
Deposits: $0.7B
Loans: $1.4B

MSA and County ranking data per FDIC

[1]Commercial includes Public Finance, Consumer includes Private Wealth and Mortgage
[2]Annualized

Loan Growth Summary[1,2]

	3Q25 Balance ($B)	Growth
Commercial	10.3	10.6%
Consumer	3.3	2.6%
Total Loan Growth QTD		8.7%
Total Loan Growth YTD		7.7%

Commercial

- Strong Commercial growth during the quarter of ~$268 million, or 10.6%
  - C&I growth of ~$169 million
  - IRE growth of ~$87 million
- Strong Commercial growth year to date of ~$699 million, or 9.7%
  - C&I growth of ~$564 million
  - Public Finance growth of ~$87 million
  - IRE loan balances declined by ~$28 million
- Commercial pipelines remained strong at quarter end for both C&I and IRE

Consumer

- Consumer growth during the quarter of ~$21 million, or 2.6%
  - Residential Mortgage balances increased ~$10 million
  - Other Consumer balances increased ~$11 million
- Consumer balances increased year to date by ~$43 million, or 1.8%
  - Residential Mortgage balances increased ~$47 million
  - Other Consumer balances declined ~$4 million
- Consumer and Mortgage pipelines have moderated

First Merchants

8

Business Highlights - Deposits



Michigan
Monroe MSA Rank: 1
Detroit MSA Rank: 11
Deposits: $2.5B
Loans: $3.0B
Northwest Indiana
Lake County Rank: 5
Lafayette MSA Rank: 2
Deposits: $3.0B
Loans: $2.2B
MICHIGAN
Northeast Indiana
Muncie MSA Rank: 1
Ft Wayne MSA Rank: 5
Deposits: $4.8B
Loans: $2.1B
OHIO
Indianapolis
Indianapolis MSA Rank:7
Deposits: $3.9B
Loans: $4.9B
Columbus
Columbus MSA Rank: 15
Deposits: $0.7B
Loans: $1.4B
INDIANA

MSA and County ranking data per FDIC
[1]Commercial includes Public Funds deposits and Consumer includes Private Wealth and Mortgage
[2]Annualized

Deposit Growth Summary[1,2]

	3Q25 Balance ($B)	Growth
Commercial	7.4	-1.2%
Consumer	5.8	6.7%
Total Deposit Growth QTD		2.0%
Total Deposit Growth YTD		3.2%

Commercial

- Commercial deposits decreased during the quarter by ~$23 million
  - Core relationship balances increased ~$56 million or 4.9%
  - Public Funds balances decreased ~$79 million
- Commercial deposits increased year to date by ~$96 million
  - Core relationship balances decreased ~$90 million
  - Public Funds balances increased ~$186 million

Consumer

- Consumer deposits increased during the quarter by ~$96 million
  - Non-maturity balances increased ~$69 million or 4.9%
  - Maturity balances increased ~$27 million
- Consumer deposits decreased year to date by ~$20 million
  - Non-maturity balances increased ~$178 million
  - Maturity balances declined ~$198 million

First Merchants

9

Third Quarter Financial Results

($M except per share data)	For the Three Months Ended,					Variance Linked Quarter	% Variance Linked QTR-Annualized
	9/30/24	12/31/24	3/31/25	6/30/25	9/30/25		
Balance Sheet & Asset Quality							
1. Total Assets	$18,347.6	$18,312.0	$18,439.8	$18,592.8	$18,811.6	$218.9	4.7%
2. Total Loans	12,687.5	12,873.0	13,027.9	13,325.5	13,614.4	288.8	8.7%
3. Investments	3,662.1	3,460.7	3,427.1	3,381.0	3,382.4	1.4	0.2%
4. Deposits	14,365.1	14,521.6	14,462.0	14,797.6	14,870.0	72.4	2.0%
5. Total Equity	2,302.4	2,305.0	2,332.2	2,348.0	2,412.4	64.4	11.0%
6. TCE Ratio	8.76%	8.81%	8.90%	8.92%	9.18%	0.26%	
7. Total RBC Ratio	13.18	13.31	13.22	13.06	13.04	-0.02	
8. ACL / Loans	1.48	1.50	1.47	1.47	1.43	-0.04	
9. NCOs / Avg Loans	0.21	0.02	0.15	0.07	0.15	0.08	
10. NPAs + 90PD / Assets	0.43	0.46	0.49	0.39	0.37	-0.02	
Summary Income Statement							
11. Net Interest Income	$131.1	$134.4	$130.3	$133.0	$133.7	$0.7	0.5%
12. Provision for Credit Losses	5.0	4.2	4.2	5.6	4.3	(1.3)	
13. Noninterest Income	24.9	42.7	30.0	31.3	32.5	1.2	3.8%
14. Noninterest Expense	94.6	96.3	92.9	93.6	96.6	3.0	3.2%
15. Pre-tax Income	56.4	76.6	63.2	65.1	65.3	0.2	0.3%
16. Provision for Taxes	7.2	12.2	7.8	8.3	8.5	0.2	2.4%
17. Net Income	49.2	64.4	55.4	56.8	56.8	0.0	0.0%
18. Preferred Stock Dividends	0.5	0.5	0.5	0.5	0.5	0.0	
19. Net Income Available to Common Stockholders	48.7	63.9	54.9	56.4	56.3	(0.1)	-0.2%
20. ROAA	1.07%	1.39%	1.21%	1.23%	1.22%	-0.01%	
21. ROAE	8.66	11.05	9.38	9.63	9.51	-0.12	
22. ROTCE[1]	13.39	16.75	14.12	14.49	14.21	-0.28	
23. Net Interest Margin - FTE	3.23	3.28	3.22	3.25	3.24	-0.01	
24. Efficiency Ratio	53.76	48.48	54.54	53.99	55.09	1.10	
Per Share							
25. Earnings per Diluted Share	$0.84	$1.10	$0.94	$0.98	$0.98	$0.00	
26. Tangible Book Value per Share[1]	26.64	26.78	27.34	27.90	29.08	1.18	
27. Dividend per Share	0.35	0.35	0.35	0.36	0.36	0.00	
28. Dividend Payout Ratio	41.7%	31.8%	37.2%	36.7%	36.7%	0.0%	

3Q25 Highlights

- **55.09% Efficiency Ratio;** 54.56% excluding non-core expenses[1]
- **Net interest income increased $0.7 million** due to growth of earning asset income outpacing increased funding costs
- **Net interest margin - FTE of 3.24%** remained stable
- **Noninterest income increased $1.2 million** as customer related fees remained strong
- **$29.08 Tangible Book Value per share**, an increase of $1.18 from prior quarter

First Merchants

[1]See "Non-GAAP Financial Information" for reconciliation

10

Year to Date Financial Results

($M except per share data)	For the Nine Months Ended September 30, 2023	2024	2025	Variance YOY	% Variance YOY
Balance Sheet & Asset Quality					
1. Total Assets	$17,996.6	$18,347.6	$18,811.6	$464.1	2.5%
2. Total Loans	12,302.4	12,687.5	13,614.4	926.9	7.3%
3. Investments	3,713.7	3,662.1	3,382.4	(279.8)	-7.6%
4. Deposits	14,646.6	14,365.1	14,870.0	504.9	3.5%
5. Total Equity	2,092.6	2,302.4	2,412.4	110.0	4.8%
6. TCE Ratio	7.69%	8.76%	9.18%	0.42%	
7. Total RBC Ratio	13.66%	13.18	13.04	-0.14	
8. ALLL / Loans	1.67	1.48	1.43	-0.05	
9. NCOs / Avg Loans	0.24	0.51	0.13	-0.38	
10. NPAs + 90PD / Assets	0.33	0.43	0.37	-0.06	
Summary Income Statement					
11. Net Interest Income	$415.3	$386.7	$397.0	$10.3	2.7%
12. Provision for Credit Losses	2.0	31.5	14.1	(17.4)	
13. Noninterest Income	79.2	82.8	93.8	11.0	13.2%
14. Noninterest Expense	280.2	283.0	283.1	0.1	0.0%
15. Pre-tax Income	212.3	155.1	193.6	38.5	24.8%
16. Provision for Taxes	31.0	18.1	24.7	6.6	36.8%
17. Net Income	181.3	137.1	168.9	31.8	23.2%
18. Preferred Stock Dividends	1.4	1.4	1.4	(0.0)	
19. Net Income Available to Common Stockholders	179.9	135.6	167.5	31.9	23.5%
20. ROAA	1.33%	0.99%	1.22%	0.23%	
21. ROAE	11.28	8.10	9.51	1.41	
22. ROTCE	18.10	12.64	14.27	1.63	
23. Net Interest Margin - FTE	3.42	3.16	3.23	0.07	
24. Efficiency Ratio	52.60	55.54	54.54	-1.00	
Per Share					
25. Earnings per Diluted Share	$3.03	$2.31	$2.90	$0.59	
26. Tangible Book Value per Share	22.43	26.64	29.08	2.44	
27. Dividend per Share	1.00	1.04	1.07	0.03	
28. Dividend Payout Ratio	33.0%	45.0%	36.9%	-8.1%	

Year to Date Highlights

- **54.54% Efficiency Ratio;** 54.36% excluding non-core expenses[1]
- **Net interest income increased $10.3 million** as reductions in funding costs outpaced asset repricing
- **Net interest margin – FTE of 3.23%** was seven basis points higher than prior YTD margin of 3.16%
- **Noninterest income increased $11.0 million** as customer related fees increased $3.5 million over prior YTD in addition to prior year containing $9.2 million of realized losses on available for sale securities repositioning
- **Tangible Book Value per share totaled $29.08,** an increase of $2.44 from prior year

First Merchants

[1]See "Non-GAAP Financial Information" for reconciliation

11

 Net unrealized AFS loss of $196.9 million ($240.1 M prior Q)  Net unrealized HTM loss of $288.7 million ($335.9 M prior Q) Investment Portfolio Highlights 12 3Q25 Investment Portfolio Composition Yield on Investments (%) / Total Investments ($B) $3.4B Total Investment Portfolio Gains / LossesHighlights Realized Gains/Losses  3Q 2024 $9.1 million loss  4Q 2024 $11.6 million loss  1Q 2025 none  2Q 2025 none  3Q 2025 none Unrealized Losses Effective duration of 5.8 years  Cash flow of $283 million in the next 12 months / ~2.18% yield  AA rated municipal bond portfolio  ~55% of portfolio classified as Held-to-Maturity  Allowance for Credit Losses for Investments of $245,000 Municipal Bonds 57% Mortgage- Backed Securities 25% Collateralized Mortgage Obligations 5% U.S. Agencies 11% Corporate Obligations 2% $3.7 $3.5 $3.4 $3.4 $3.4 2.63% 2.67% 2.63% 2.64% 2.67% 3Q24 4Q24 1Q25 2Q25 3Q25 Investments ($B) Yield on Investments (%)

Loan Portfolio Highlights 13 3Q25 Loan Composition Yield on Loans (%) / Total Loans ($B) $13.6B Total 3Q25 Portfolio by Yield Type Highlights Total loan rate mix as of 3Q25 • $9.6 billion variable rate • $4.0 billion fixed rate  Portfolio composition is ~76% Commercial oriented  Total loan yield of 6.40%  New/renewed loan yields averaged 6.84% for the quarter $0.9 $0.7 $0.7$0.4$0.7$0.7 Commercial & Industrial 33.8% Commercial Real Estate Owner-Occupied 9.1% Commercial Real Estate Non-Owner Occupied 16.9% Construction Land & Land Development 5.8% Agricultural Land & Production 2.0% Public Finance/Other Commercial 8.5% Residential Mortgage 17.9% Home Equity 5.0% Other Consumer 1.0% Fixed Rate 30% Prime-Based 11% Other Variable Rates 8% SOFR-Based 51% $12.7 $12.9 $13.0 $13.3 $13.6 6.86% 6.55% 6.21% 6.32% 6.40% 3Q24 4Q24 1Q25 2Q25 3Q25 Total Loans ($B) Yield on Loans (%)

Allowance for Credit Losses - Loans 14 3Q25 Allowance for Credit Losses - Loans Highlights Change in ACL – Loans  $4.3 million Q3 provision  The reserve for unfunded commitments totals $18.0 million and is recorded in Other Liabilities  The remaining fair value accretion on acquired loans is $14.4 million inclusive of credit and interest rate marks $187.8 $192.8 $192.0 $195.3 $194.5 1.48% 1.50% 1.47% 1.47% 1.43% 3Q24 4Q24 1Q25 2Q25 3Q25 Allowance Allowance to Loans $204,934 $192,757 $194,468 $37,200 $14,100 $49,377 $12,389 ACL - Loans 12/31/2023 Net Charge-offs 2024 Provision 2024 ACL - Loans 12/31/2024 Net Charge-offs 2025 YTD Provision 2025 YTD ACL - Loans 9/30/2025 Increase Decrease

Demand Deposits 51% Savings Deposits 35% Certificates & Time Deposits > $100k 6% Certificates & Time Deposits < $100k 4% Brokered Certificates of Deposits 4% Deposit Portfolio Highlights 15 3Q25 Deposit Composition Highlights $14.9B Total 1Total brokered deposits of $1.3 billion, which includes brokered CDs of $521 million 2Defined as total deposits less time deposits > $100k Cost of Total Deposits (%) / Total Deposits ($B)  Strong core deposit base • 90% core deposits2 • 14% noninterest bearing • 33% of total deposits yield 0 to 5 bps  Insured 70% / Uninsured 30%  Average deposit account balance of $37,000 1 $14.4 $14.5 $14.5 $14.8 $14.9 2.69% 2.43% 2.23% 2.30% 2.44% 3Q24 4Q24 1Q25 2Q25 3Q25 Total Deposits ($B) Cost of Total Deposits (%)

Net Interest Margin 16 $105.1$97.1 $97.3 $105.1 $107.0$97.8 $107.0 $97.3 $105.1 $110.0$109.2$107.0 $105.1 $109.2 $110.0 $106.9 1Adjusted for Fair Value Accretion $137.0 $140.2 $136.4 $139.2 $139.9 3.23% 3.28% 3.22% 3.25% 3.24% 3Q24 4Q24 1Q25 2Q25 3Q25 Net Interest Income - FTE ($millions) Net Interest Margin - FTE 3Q24 4Q24 1Q25 2Q25 3Q25 1. Net Interest Income - FTE ($millions) $ 137.0 $ 140.2 $ 136.4 $ 139.2 $ 139.9 2. Fair Value Accretion $ 1.4 $ 1.4 $ 1.1 $ 1.0 $ 0.9 3. Adjusted Net Interest Income - FTE1 $ 135.6 $ 138.8 $ 135.3 $ 138.2 $ 139.0 4. Tax Equivalent Yield on Earning Assets 5.82% 5.63% 5.39% 5.50% 5.58% 5. Interest Expense/Average Earning Assets 2.59% 2.35% 2.17% 2.25% 2.34% 6. Net Interest Margin - FTE 3.23% 3.28% 3.22% 3.25% 3.24% 7. Fair Value Accretion Effect 0.04% 0.03% 0.03% 0.03% 0.02% 8. Adjusted Net Interest Margin1 3.19% 3.25% 3.19% 3.22% 3.22%

Wealth Management $8.9 27% Gain on Sale of Loans $5.0 16% Service Charges $8.9 27% Card Payment Fees $5.0 16% Derivative Hedge Fees $1.1 3%BOLI $1.7 5% Other Customer Fees $0.4 1%Other $1.5 5% Noninterest Income Highlights 17 3Q25 Noninterest Income Detail ($M) $32.5M Total Noninterest Income Trends Fee Income / Revenue Highlights  Customer-related fees totaling $29.3 million for 3Q25 were stable on a linked quarter basis Customer-Related Fees ($M) 15.4% 23.4% 18.0% 18.4% 18.9% $8.5 $8.7 $8.7 $8.8 $8.9 $6.8 $5.7 $5.0 $5.9 $5.0 $8.4 $8.1 $8.1 $8.6 $8.9 $5.1 $5.0 $4.5 $4.9 $5.0 $1.0 $1.9 $0.8 $1.2 $1.5 $29.8 $29.4 $27.1 $29.4 $29.3 3Q24 4Q24 1Q25 2Q25 3Q25 Wealth Management Gain on Sale of Loans Service Charges Card Payment Fees Other Customer Fees

Salary & Benefits $57.3 59% Net Occupancy & Equipment $14.1 15% Outside Data Processing $7.0 7% Professional & Other Outside Services $3.7 4% Intangible Asset Amortization $1.5 1%Marketing $2.1 2% FDIC Expense $3.5 4% Other $7.4 8% 53.76% 48.48% 54.54% 53.99% 55.09% Noninterest Expense Highlights 18 3Q25 Noninterest Expense Detail $96.6M Total Noninterest Expense Trends ($M) Efficiency Ratio Highlights  Increase from 2Q25 of $3.0 million was primarily due to higher salaries and incentives and included $0.9 million of one-time severance and acquisition costs 14Q24 and 3Q25 Efficiency Ratios excluding non-core expenses and IL branch sale, see “Non-GAAP Financial Information” for reconciliation 53.60%1 $55.2 $55.4 $55.0 $54.5 $57.3 $13.9 $14.4 $14.2 $13.8 $14.1 $7.2 $6.0 $5.9 $7.1 $7.0 $18.3 $20.5 $17.8 $18.2 $18.2 $94.6M $96.3M $92.9M $93.6M $96.6M 3Q24 4Q24 1Q25 2Q25 3Q25 Salary & Benefits Net Occupancy & Equipment Outside Data Processing Other 54.56%1

Capital Ratios 19 Tangible Common Equity Ratio Common Equity Tier 1 Ratio Total Risk-Based Capital Ratio 9.31% 9.31% 9.57% 9.31% 9.65%9.57%9.31% 9.57% 9.65%  Repurchased 939,271 shares totaling $36.5 million year-to-date  162,474 shares repurchased during the third quarter totaling $6.5 million  $30 million of sub debt redeemed in 1Q25 Highlights 8.76% 8.81% 8.90% 8.92% 9.18% 3Q24 4Q24 1Q25 2Q25 3Q25 TCE Ratio Target TCE (8.00%) 11.25% 11.43% 11.50% 11.35% 11.34% 3Q24 4Q24 1Q25 2Q25 3Q25 CET 1 Ratio Target CET1 Ratio (10.00%) 13.18% 13.31% 13.22% 13.06% 13.04% 3Q24 4Q24 1Q25 2Q25 3Q25 TRBC Ratio Target TRBC Ratio (12.50%)

Loan Portfolio

Loan Portfolio Trends ($M)

	3Q24	4Q24	1Q25	2Q25	3Q25
1. C&I - Regional Banking	$ 3,201	$ 3,349	$ 3,482	$ 3,574	$ 3,694
2. C&I - Sponsor Finance	841	766	824	867	911
3. CRE Owner Occupied	1,155	1,158	1,215	1,227	1,232
4. Total C&I Loans	**5,197**	**5,273**	**5,521**	**5,668**	**5,837**
5. Construction/Land/Land Dev.	815	792	793	836	789
6. CRE Non-Owner Occupied	2,254	2,274	2,178	2,171	2,305
7. Total CRE NOO Loans	**3,069**	**3,066**	**2,971**	**3,007**	**3,094**
8. Agricultural	239	256	244	265	276
9. Public Finance/Other Commercial	982	1,059	1,087	1,145	1,146
10. Total Commercial Loans	**9,487**	**9,654**	**9,823**	**10,085**	**10,353**
11. Residential Mortgage	2,397	2,389	2,413	2,426	2,436
12. Home Equity	641	660	651	674	687
13. Other Consumer	163	170	141	141	139
14. Total Resi Mortgage & Consumer	**3,201**	**3,219**	**3,205**	**3,241**	**3,262**
15. Total Loans	**$ 12,688**	**$ 12,873**	**$ 13,028**	**$ 13,326**	**$ 13,615**

First Merchants®

3Q25 Highlights

- **Balanced Commercial loan growth of $268 million**
- **Strong C&I loan growth of $169 million**
- **Conservative Real Estate approach with room for quality CRE opportunities:**

CRE Construction:	38.9% / 100%[1]
CRE Total:	152.5% / 300%[1]

[1]Measures loans as a percentage of the Bank's total regulatory capital which is used by regulators to assess CRE exposure.

Year Over Year Highlights

- **Total loan growth of $927 million or 7.3%**
  - Led by C&I lending totaling $640 million

Geography



Other
18.0%
IL
6.3%
OH
12.1%
MI
21.0%
IN
42.6%

82.0% of borrowers within four state Midwest geography

20

Loan Portfolio Insights

Commercial

C&I


Manufacturing 20.7%
Wholesale Trade 11.5%
Finance & Insurance 11.3%
Other Admin Services 10.8%
Professional Service 6.7%
Retail Trade 6.2%
Specialty Trade 4.1%
Investment CRE 3.9%
Transp./Warehouse 3.5%
Construction 3.3%
Top Industries % of C&I loans

C&I Includes commercial and industrial, sponsor and owner-occupied real estate loans

- Line utilization 3Q25 at 50.0% from 50.6% 2Q25
- Shared National Credits:
  - $1.1 billion to 94 borrowers, $11.6 million average balance
  - Top borrowers in Manufacturing, Wholesale Trade, Agriculture, and Rental and Leasing
- $40.2 million of SBA guaranteed loans

C&I - Sponsor Finance

- $911.1 million in loans to 100 companies in a diversity of industries
- Senior Debt/Adj. EBITDA < 3.0X ~84%
- Total Debt/Adj. EBITDA < 4.0X ~76%
- FCCR > 1.50X ~63%
- ~4.3% Classified (as a % of portfolio)
- Excellent credit history with ~$15.1 million in total losses on ~$1.96 billion of funded loans over 10-year history of group

Construction Finance

- $145 million Resi. Real Estate Construction
- $644 million CRE Construction[3]

($M)	Balance	Commit.	% CRE Construction[3]	Commit. QoQ $ Change
Multi-Family	$ 458	$ 856	71.1%	$ (77)
Industrial	$ 70	$ 124	10.8%	$ 7
Self Storage	$ 27	$ 57	4.2%	$ (8)

Mortgage & Consumer

Home Equity / Other Consumer

- > 95.6% of $726.6 million in consumer loans had a credit score exceeding 669 at origination[1]

Residential Mortgage

- $239.0 million residential mortgage secured, related to commercial loan relationships
- ~$2.2 billion residential mortgage loans
  - > 91.5% of $1.9 billion in residential portfolio loans had a credit score at origination exceeding 669[2]

First Merchants

[1]Excludes ~12% of loans where origination data is unavailable
[2]Excludes ~12% of residential loans where origination data is unavailable
[3]Includes Construction, Land, & Land Development

21

Office - Maturities Loan Portfolio Insights (continued) 22 Total Loans $13.6 Billion Commercial Real Estate (Non-Owner Occupied) ($M) Office (Non-Owner Occupied) ($M)  Top 10 loans are ~53% of total office with WALTV of ~62.8 at origination  Largest NOO Office $25.0 million, single tenant office mixed use, 67.2% LTV  2nd largest $24.2 million, single tenant medical Office Maturities $257.3 Million Office % Total Loans Multi- Family Industrial Warehouse / Storage Retail Office Other Total CRE (NOO) Balance: 716.9$ 412.5$ 339.9$ 318.4$ 257.3$ 259.9$ 2,304.9$ Commitment: 738.1$ 427.2$ 349.3$ 321.7$ 260.3$ 309.7$ 2,406.3$ # of loans: 451 462 99 268 170 118 1,568 % of Total Loans: 5.3% 3.0% 2.5% 2.3% 1.9% 1.9% 16.9% Average Loan Balance: 1.6$ 0.9$ 3.4$ 1.2$ 1.5$ 2.2$ 1.5$ Top 10 - Avg. Loan Com: 16.8$ 12.5$ 20.3$ 8.5$ 13.6$ 17.2$ 25.9$ General Office $83.0 Medical $63.8 Mixed $51.3 Government $15.9 Other $43.3 Multi Tenant $139.0 Single Tenant $118.3 Michigan $80.2 Indiana $53.2 Ohio $36.7 California $25.0 Oklahoma $24.3 Other $37.9 Office Geographic Office Type Office Tenant Classification

Asset Quality 23 Asset Quality Trends ($M) 3Q25 Highlights Asset Quality:  Largest Non-Accruals: • $12.9 million – IRE Multi-family Construction • $5.8 million – IRE Nursing Facility • $4.3 million – C&I Contractor  Classified loan balances decreased $29.2 million led by improvements in the C&I and CRE portfolios 3Q24 4Q24 1Q25 2Q25 3Q25 1. Non-Accrual Loans 59.1$ 73.8$ 81.9$ 67.4$ 65.7$ 2. Other Real Estate 5.2 4.9 5.0 0.2 1.3 3. 90PD Loans 14.1 5.9 4.3 4.4 1.9 4. NPAs + 90PD 78.4$ 84.6$ 91.2$ 72.0$ 68.9$ 5. NPAs + 90PD/Loans and ORE 0.62% 0.66% 0.70% 0.54% 0.51% 6. Classified Loans 370.9$ 372.8$ 362.3$ 373.5$ 344.3$ 7. Classified Loans/Loans 2.92% 2.90% 2.78% 2.80% 2.53% 8. Net Charge-offs (QTD) 6.7$ 0.8$ 4.9$ 2.3$ 5.1$ 9. QTD NCO/Avg. Loans (Annualized) 0.21% 0.02% 0.15% 0.07% 0.15%

Nonperforming Assets 24 Nonperforming Assets Roll Forward ($M) 3Q25 Highlights Nonperforming Migration:  Largest new non-accrual relationship $4.3 million – C&I Contractor  Payoff of $6.8 million non-accrual Brewery relationship placed on non-accrual in 1Q25  90+ Day Delinquent balances decreased by ~$2.5 million 3Q24 4Q24 1Q25 2Q25 3Q25 1. Beginning Balance NPAs + 90PD 68.4$ 78.4$ 84.6$ 91.2$ 72.0$ Non-Accrual 2. Add: New Non-Accruals 13.2 42.9 19.6 21.9 15.5 3. Less: To Accrual or Payoff (7.9) (25.5) (5.0) (32.0) (9.4) 4. Less: To OREO (0.5) (0.1) (0.3) (0.2) (1.3) 5. Less: Charge-offs (7.6) (2.6) (6.2) (4.2) (6.5) 6. Non-Accrual Loans Change (2.8) 14.7 8.1 (14.5) (1.7) Other Real Estate Owned (ORE) 7. Add: New ORE Properties 0.5 0.1 0.3 0.2 1.3 8. Less: ORE Sold (0.1) (0.4) (0.2) (5.0) (0.2) 9. Less: ORE Losses (write-downs) - - - - - 10. ORE Change 0.4 (0.3) 0.1 (4.8) 1.1 11. 90PD Change 12.4 (8.2) (1.6) 0.1 (2.5) 12. NPAs + 90PD Change 10.0 6.2 6.6 (19.2) (3.1) 13. Ending Balance NPAs + 90PD 78.4$ 84.6$ 91.2$ 72.0$ 68.9$

$13.65 $14.68 $15.85 $16.96 $19.12 $21.94 $24.27 $25.21 $21.45 $25.06 $26.78 $29.08 $13.27 $14.38 $15.83 $16.78 $19.24 $21.24 $22.64 $24.09 $25.42 $27.98 $30.02 $31.80 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 YTD'25 TBVPS TBVPS Without AFS OCI Track Record of Shareholder Value 25 10-Year Total Return (2014-2024) Diluted Earnings per Share Tangible Book Value per Share Dividends per Share CAGR 2014-2024: 7.5% Return on Tangible Common Equity 1Tangible book value per share excluding unrealized gain/loss in available for sale securities. CAGR 2014-2024: 17.0% 1 CAGR 2014-2024: 7.0% Adjusted CAGR1 8.5% 230.1% 200.3% FRME KBW NASDAQ Regional Banking Index $0.29 $0.41 $0.54 $0.69 $0.84 $1.00 $1.04 $1.13 $1.25 $1.34 $1.39 $1.07 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 YTD'25 12.94% 12.47%13.26% 13.29% 18.77% 15.81% 12.21% 16.17% 18.12% 16.76% 13.71% 14.27% 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 YTD'25 $1.65 $1.72 $1.98 $2.12 $3.22 $3.19 $2.74 $3.81 $3.81 $3.73 $3.41 $2.90 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 YTD'25

History of Organic and Whole Bank Acquisition Growth 26 Total Assets ($B) Growth Through Acquisition  Experienced Acquirer  Expanded in Current High-Growth Markets  Added to Franchise with Stable Deposit Gathering Markets 2014 Community Bank 2015 Cooper State Bank Ameriana Bank 2017 Arlington Bank iAB Financial Bank 2019 Monroe Bank & Trust 2022 ($309 M) ($138 M) ($2.5 B) ($1.3 B) ($269 M) ($483 M) ($1.1 B) $5.8 $6.8 $7.2 $9.4 $9.9 $12.5 $14.1 $15.5 $17.9 $18.3 $18.3 $18.8 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 3Q25 2026 (Pending)

Vision for the Future 27 Our Vision: To enhance the financial wellness of the diverse communities we serve. To be the most attentive, knowledgeable, and high-performing bank for our clients, teammates, and shareholders.  Drive engagement through inclusivity, teamwork, performance management, career development, rewards, and work-life balance  Produce organic growth across all lines of business and markets through focused, data- driven, industry-leading client acquisition, expansion, and retention activities  Continued investment in the digitization of our delivery channels to simplify the client experience  Maintain top-quartile financial results supported by industry-leading governance, risk, and compliance practices to ensure long-term sustainability  Continue to leverage our core competency in acquisitions to enhance growth, efficiency, and high performance  Cultivate a high-quality shareholder base that values our stakeholder-centric business model Strategic Imperatives: Our Mission:

APPENDIX

Expansion into Southern Indiana Bolsters Indiana State Presence

Pro Forma Indiana Deposit Market Share

Rank	Institution (ST)	Branches	Deposits ($000)	Mkt. Share (%)
1	JPMorgan Chase & Co. (NY)	118	25,043,492	11.8
2	The PNC Finl Svcs Grp (PA)	80	16,858,818	7.9
3	Old National Bancorp (IN)	93	13,820,604	6.5
	Pro Forma	90	13,414,896	6.3
4	Fifth Third Bancorp (OH)	96	13,079,511	6.2
5	Merchants Bancorp (IN)	7	12,751,155	6.0
6	First Merchants Corp. (IN)	74	11,674,284	5.5
7	First Bancshares Inc. (IN)	60	7,960,250	3.8
8	1st Source Corp. (IN)	73	7,099,121	3.3
9	Huntington Bancshares Inc. (OH)	39	6,508,001	3.1
10	First Financial Bancorp. (OH)	61	6,200,918	2.9
24	First Savings Financial Group (IN)	16	1,740,612	0.8

FSFG Southern Indiana Deposit Market Share

Rank	Institution (ST)	Branches	Deposits ($000)	Mkt. Share (%)
1	First Savings Financial Group (IN)	16	1,740,612	19.4
2	The PNC Finl Svcs Grp (PA)	6	1,715,164	19.1
3	JPMorgan Chase & Co. (NY)	7	951,033	10.6
4	First Capital Inc. (IN)	12	816,722	9.1
5	German American Bancorp Inc. (IN)	7	692,287	7.7
6	WesBanco Inc. (WV)	7	556,175	6.2
7	New Independent Bcshs Inc. (IN)	9	542,600	6.0
8	Stock Yards Bancorp Inc. (KY)	3	329,623	3.7
9	Truist Financial Corp. (NC)	1	387,920	4.3
10	Fifth Third Bancorp (OH)	2	258,673	2.9

Pro Forma Business Mix by Market Region

Loans



$15.3B
30.7%
19.0%
14.4%
13.7%
13.1%
9.2%
Indianapolis (30.7%)
Michigan (19.0%)
Northwest Indiana (14.4%)[1]
Northeast Indiana (13.7%)[2]
Southern Indiana (13.1%)
Columbus (9.2%)

Deposits



$16.5B
4.2%
10.3%
29.1%
15.2%
17.6%
23.6%
Northeast Indiana (29.1%)
Indianapolis (23.6%)
Northwest Indiana (17.6%)
Michigan (15.2%)
Southern Indiana (10.3%)
Columbus (4.2%)

First Merchants

Note: Southern IN Includes the IN counties in which FSFG operates: Clark, Crawford, Daviess, Floyd, Harrison and Washington.

[1] Includes the Lafayette, IN MSA and Lake County, IN.

[2] Includes the Muncie, IN MSA and Fort Wayne, IN MSA.

Source: FDIC Summary of Deposits as of June 30, 2025.

29

Non-GAAP

ADJUSTED NET INCOME AND DILUTED EARNINGS PER COMMON SHARE

(Dollars and Shares Outstanding in Thousands, Except Per Share Amounts)	3Q24	4Q24	1Q25	2Q25	3Q25	9/30/23 YTD	9/30/24 YTD	9/30/25 YTD
Net Income Available to Common Stockholders - GAAP	$ 48,719	$ 63,880	$ 54,870	$ 56,363	$ 56,297	$ 179,901	$ 135,647	$ 167,530
Adjustments:								
PPP loan income	-	-	-	-	-	(42)	-	-
Net realized losses on sales of available for sale securities	9,114	11,592	7	1	-	4,613	9,165	8
Gain on branch sale	-	(19,983)	-	-	-	-	-	-
Acquisition-related expenses	-	-	-	-	276	-	-	276
Non-core expenses[1,2,3]	-	762	-	-	633	-	3,481	633
Tax on adjustments	(2,220)	1,851	(2)	-	(220)	(1,121)	(3,081)	(222)
Adjusted Net Income Available to Common Stockholders - NON-GAAP	$ 55,613	$ 58,102	$ 54,875	$ 56,364	$ 56,986	$ 183,351	$ 145,212	$ 168,225
Average Diluted Common Shares Outstanding	58,289	58,247	58,242	57,773	57,448	59,465	58,629	57,817
Diluted Earnings Per Common Share - GAAP	$ 0.84	$ 1.10	$ 0.94	$ 0.98	$ 0.98	$ 3.03	$ 2.31	$ 2.90
Adjustments:								
PPP loan income	-	-	-	-	-	-	-	-
Net realized losses on sales of available for sale securities	0.15	0.20	-	-	-	0.07	0.16	-
Gain on branch sale	-	(0.34)	-	-	-			
Acquisition-related provision expense	-	-	-	-	-	-	-	-
Non-core expenses[1,2,3]	-	0.01	-	-	0.01	-	0.06	0.01
Tax on adjustments	(0.04)	0.03	-	-	-	(0.02)	(0.05)	-
Adjusted Diluted Earnings Per Common Share - NON-GAAP	$ 0.95	$ 1.00	$ 0.94	$ 0.98	$ 0.99	$ 3.08	$ 2.48	$ 2.91

[1]Non-core expenses in 3Q25 and 9/30/25 YTD included $0.6 million of severance costs.
[2]Non-core expenses in 4Q24 included $0.8 million of costs directly related to the branch sale.
[3]Non-core expenses in 9/30/24 YTD included $1.1 million from the FDIC special assessment and $2.4 million from digital platform conversion costs.

First Merchants

30

Non-GAAP

PRE-TAX, PRE-PROVISION ("PTPP") EARNINGS, AS ADJUSTED

(Dollars in Thousands, Except Per Share Amounts)	3Q24	4Q24	1Q25	2Q25	3Q25	9/30/23 YTD	9/30/24 YTD	9/30/25 YTD
Net Interest Income (GAAP)	$ 131,110	$ 134,370	$ 130,270	$ 133,014	$ 133,665	$ 415,337	$ 386,744	$ 396,949
Other Income (GAAP)	24,866	42,742	30,047	31,303	32,477	79,158	82,838	93,828
Total Revenue	155,976	177,112	160,317	164,317	166,142	494,495	469,582	490,777
Less: Other Expenses (GAAP)	(94,628)	(96,289)	(92,901)	(93,598)	(96,561)	(280,167)	(282,977)	(283,061)
Add: Net Realized Losses on Sales of Available for Sale Securities	9,114	11,592	7	1	-	4,613	9,165	8
Add: Gain on Branch Sale	-	(19,983)	-	-	-			-
Add: Acquisition-Related Expenses (GAAP)	-	-	-	-	276	-	-	276
Add: Non-core Expenses[1,2,3] (non-GAAP)	-	762	-	-	633	-	3,481	633
Pre-Tax, Pre-Provision Earnings (non-GAAP)	$ 70,462	$ 73,194	$ 67,423	$ 70,720	$ 70,490	$ 218,941	$ 199,251	$ 208,633
Average Assets (GAAP)	$ 18,360,580	$ 18,478,303	$ 18,341,738	$ 18,508,785	$ 18,637,581	$ 18,115,504	$ 18,374,370	$ 18,497,118
Average Equity (GAAP)	$ 2,251,547	$ 2,312,270	$ 2,340,874	$ 2,340,010	$ 2,367,971	$ 2,126,005	$ 2,232,419	$ 2,349,718
PTPP/Average Assets (PTPP ROA)	1.54%	1.58%	1.47%	1.53%	1.51%	1.61%	1.45%	1.50%
PTPP/Average Equity (PTPP ROE)	12.52%	12.66%	11.52%	12.09%	11.91%	13.73%	11.90%	11.84%

[1]Non-core expenses in 3Q25 and 9/30/25 YTD included $0.6 million of severance costs.
[2]Non-core expenses in 4Q24 included $0.8 million of costs directly related to the branch sale.
[3]Non-core expenses in 9/30/24 YTD included $1.1 million from the FDIC special assessment and $2.4 million from digital platform conversion costs.

First Merchants

31

Non-GAAP 32 NET INTEREST MARGIN ("NIM"), ADJUSTED 3Q24 4Q24 1Q25 2Q25 3Q25 9/30/23 YTD 9/30/24 YTD 9/30/25 YTD (Dollars in Thousands) Net Interest Income (GAAP) 131,110$ 134,370$ 130,270$ 133,014$ 133,665$ 415,337$ 386,744$ 396,949$ Fully Taxable Equivalent ("FTE") Adjustment 5,883 5,788 6,127 6,199 6,209 18,090 17,538 18,535 Net Interest Income (FTE) (non-GAAP) 136,993 140,158 136,397 139,213 139,874 433,427 404,282 415,484 Average Earning Assets (GAAP) 16,990,358$ 17,089,198$ 16,960,475$ 17,158,984$ 17,282,901$ 16,913,965$ 17,042,540$ 17,135,301$ Net Interest Margin (GAAP) 3.09% 3.15% 3.07% 3.10% 3.09% 3.27% 3.03% 3.09% FTE Adjustment 0.14% 0.13% 0.15% 0.15% 0.15% 0.15% 0.13% 0.14% Net Interest Margin (FTE) (non-GAAP) 3.23% 3.28% 3.22% 3.25% 3.24% 3.42% 3.16% 3.23%

Non-GAAP

EFFICIENCY RATIO (dollars in thousands):

	3Q24	4Q24	1Q25	2Q25	3Q25	3Q23 YTD	3Q24 YTD	3Q25 YTD
EFFICIENCY RATIO (dollars in thousands):								
Noninterest Expense (GAAP)	$ 94,629	$ 96,289	$ 92,902	$ 93,598	$ 96,561	$ 280,167	282,977	283,061
Less: Intangible Asset Amortization	(1,772)	(1,771)	(1,526)	(1,505)	(1,499)	(6,561)	(5,500)	(4,530)
Less: OREO and Foreclosure Expenses	(942)	(227)	(600)	(29)	(121)	(1,575)	(1,849)	(750)
Adjusted Noninterest Expense (non-GAAP)	91,915	94,291	90,776	92,064	94,941	272,031	275,628	277,781
Net Interest Income (GAAP)	131,110	134,370	130,270	133,014	133,665	415,337	386,744	396,949
Plus: Fully Taxable Equivalent Adjustment	5,883	5,788	6,127	6,199	6,209	18,090	17,538	18,535
Net Interest Income on a Fully Taxable Equivalent Basis (non-GAAP)	136,993	140,158	136,397	139,213	139,874	433,427	404,282	415,484
Noninterest Income (GAAP)	24,866	42,742	30,048	31,303	32,477	79,158	82,838	93,828
Less: Investment Securities (Gains) Losses	9,114	11,592	7	1	-	4,613	9,165	8
Adjusted Noninterest Income (non-GAAP)	33,980	54,334	30,055	31,304	32,477	83,771	92,003	93,836
Adjusted Revenue (non-GAAP)	170,973	194,492	166,452	170,517	172,351	517,198	496,285	509,320
Efficiency Ratio (non-GAAP)	**53.76%**	**48.48%**	**54.54%**	**53.99%**	**55.09%**	**52.60%**	**55.54%**	**54.54%**
Adjusted Noninterest Expense (non-GAAP)	91,915	94,291	90,776	92,064	94,941	272,031	275,628	277,781
Acquisition-related expenses	-	-	-	-	(276)			(276)
Non-core expenses[1,2,3]	-	(762)	-	-	(633)	-	(3,481)	(633)
Adjusted Noninterest Expense Excluding Non-Core Expenses (non-GAAP)	91,915	93,529	90,776	92,064	94,032	272,031	272,147	276,872
Adjusted Revenue (non-GAAP)	170,973	194,492	166,452	170,517	172,351	517,198	496,285	509,320
Less: Gain on Branch Sale	-	(19,983)	-	-	-	-	-	-
Adjusted Revenue Excluding Gain on Branch Sale (non-GAAP)	170,973	174,509	166,452	170,517	172,351	517,198	496,285	509,320
Adjusted Efficiency Ratio (non-GAAP)	**53.76%**	**53.60%**	**54.54%**	**53.99%**	**54.56%**	**52.60%**	**54.84%**	**54.36%**

[1]Non-core expenses in 3Q25 and 9/30/25 YTD included $0.6 million of severance costs.
[2]Non-core expenses in 4Q24 included $0.8 million of costs directly related to the branch sale.
[3]Non-core expenses in 9/30/24 YTD included $1.1 million from the FDIC special assessment and $2.4 million from digital platform conversion costs.

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Non-GAAP

CAPITAL RATIOS (dollars in thousands):

	3Q23	3Q24	4Q24	1Q25	2Q25	3Q25
Total Risk-Based Capital Ratio (dollars in thousands)						
Total Stockholders' Equity (GAAP)	2,092,644	2,302,373	2,304,983	2,332,214	2,347,952	2,412,402
Adjust for Accumulated Other Comprehensive Loss[1]	307,270	151,825	188,685	190,311	189,975	155,864
Less: Preferred Stock	(25,125)	(25,125)	(25,125)	(25,125)	(25,125)	(25,125)
Add: Qualifying Capital Securities	25,000	25,000	25,000	25,000	25,000	25,000
Less: Disallowed Goodwill and Intangible Assets	(732,903)	(726,907)	(725,504)	(724,275)	(723,067)	(721,865)
Less: Disallowed Deferred Tax Assets	(192)	(257)	(571)	(573)	(473)	(418)
Total Tier 1 Capital (Regulatory)	$ 1,678,208	$ 1,726,909	$ 1,767,468	$ 1,797,552	$ 1,814,262	$ 1,845,858
Qualifying Subordinated Debentures	143,147	78,205	72,040	47,380	47,439	47,499
Allowance for Loan Losses includible in Tier 2 Capital	184,046	189,366	190,854	192,814	197,336	200,885
Total Risk-Based Capital (Regulatory)	$ 2,005,401	$ 1,994,480	$ 2,030,362	$ 2,037,746	$ 2,059,037	$ 2,094,242
Net Risk-Weighted Assets (Regulatory)	$ 14,683,329	$ 15,132,640	$ 15,249,287	$ 15,408,760	$ 15,771,275	$ 16,059,891
Total Risk-Based Capital Ratio (Regulatory)	**13.66%**	**13.18%**	**13.31%**	**13.22%**	**13.06%**	**13.04%**
Common Equity Tier 1 Capital Ratio						
Total Tier 1 Capital (Regulatory)	$ 1,678,208	$ 1,726,909	$ 1,767,468	$ 1,797,552	$ 1,814,262	$ 1,845,858
Less: Qualified Capital Securities	(25,000)	(25,000)	(25,000)	(25,000)	(25,000)	(25,000)
Common Equity Tier 1 Capital (Regulatory)	$ 1,653,208	$ 1,701,909	$ 1,742,468	$ 1,772,552	$ 1,789,262	$ 1,820,858
Net Risk-Weighted Assets (Regulatory)	$ 14,683,329	$ 15,132,640	$ 15,249,287	$ 15,408,760	$ 15,771,275	$ 16,059,891
Common Equity Tier 1 Capital Ratio (Regulatory)	**11.26%**	**11.25%**	**11.43%**	**11.50%**	**11.35%**	**11.34%**

[1] Includes net unrealized gains or losses on securities available for sale, net gains or losses on cash flow hedges, and amounts resulting from the application of the applicable accounting guidance for defined benefit and other postretirement plans.

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Non-GAAP

TANGIBLE COMMON EQUITY RATIO (dollars in thousands):

Tangible Common Equity Ratio (dollars in thousands)	3Q23	3Q24	4Q24	1Q25	2Q25	3Q25
Total Stockholders' Equity (GAAP)	$ 2,092,644	$ 2,302,373	$ 2,304,983	$ 2,332,214	$ 2,347,952	$ 2,412,402
Less: Preferred Stock	(25,125)	(25,125)	(25,125)	(25,125)	(25,125)	(25,125)
Less: Intangible Assets	(741,283)	(733,601)	(731,830)	(730,304)	(728,799)	(727,300)
Tangible Common Equity (non-GAAP)	$ 1,326,236	$ 1,543,647	$ 1,548,028	$ 1,576,785	$ 1,594,028	$ 1,659,977
Total Assets (GAAP)	$ 18,078,263	$ 18,347,552	$ 18,311,969	$ 18,439,787	$ 18,592,777	$ 18,811,629
Less: Intangible Assets	(741,283)	(733,601)	(731,830)	(730,304)	(728,799)	(727,300)
Tangible Assets (non-GAAP)	$ 17,336,980	$ 17,613,951	$ 17,580,139	$ 17,709,483	$ 17,863,978	$ 18,084,329
Tangible Common Equity Ratio (non-GAAP)	**7.65%**	**8.76%**	**8.81%**	**8.90%**	**8.92%**	**9.18%**

TANGIBLE COMMON EQUITY PER SHARE (dollars in thousands):

Tangible Common Equity Per Share	4Q14	4Q15	4Q16	4Q17	4Q18	4Q19	4Q20	4Q21
Total Stockholders' Equity (GAAP)	$ 726,827	$ 850,509	$ 901,657	$ 1,303,463	$ 1,408,260	$ 1,786,437	$ 1,875,645	$ 1,912,571
Less: Preferred Stock	(125)	(125)	(125)	(125)	(125)	(125)	(125)	(125)
Less: Intangible Assets	(218,755)	(259,764)	(258,866)	(476,503)	(469,784)	(578,881)	(572,893)	(570,860)
Tax Benefit	6,085	6,278	5,930	6,788	5,017	7,257	5,989	4,875
Tangible Common Equity, Net of Tax (non-GAAP)	$ 514,032	$ 596,898	$ 648,596	$ 833,623	$ 943,368	$ 1,214,688	$ 1,308,616	$ 1,346,461
Common Shares Outstanding	37,669,948	40,664,258	40,912,697	49,158,238	49,349,800	55,368,482	53,922,359	53,410,411
Tangible Common Equity per Share (non-GAAP)	**$ 13.65**	**$ 14.68**	**$ 15.85**	**$ 16.96**	**$ 19.12**	**$ 21.94**	**$ 24.27**	**$ 25.21**

Tangible Common Equity Per Share	4Q22	3Q23	Q423	3Q24	4Q24	1Q25	2Q25	3Q25
Total Stockholders' Equity (GAAP)	$ 2,034,770	$ 2,092,644	$ 2,247,713	$ 2,302,373	$ 2,304,983	$ 2,332,214	$ 2,347,952	$ 2,412,402
Less: Preferred Stock	(25,125)	(25,125)	(25,125)	(25,125)	(25,125)	(25,125)	(25,125)	(25,125)
Less: Intangible Assets	(747,844)	(741,283)	(739,101)	(733,601)	(731,830)	(730,304)	(728,799)	(727,300)
Tax Benefit	7,702	6,290	5,819	4,642	4,263	3,939	3,614	3,290
Tangible Common Equity, Net of Tax (non-GAAP)	$ 1,269,503	$ 1,332,526	$ 1,489,306	$ 1,548,289	$ 1,552,291	$ 1,580,724	$ 1,597,642	$ 1,663,267
Common Shares Outstanding	59,170,583	59,398,022	59,424,122	58,117,115	57,974,535	57,810,232	57,272,433	57,192,497
Tangible Common Equity per Share (non-GAAP)	**$ 21.45**	**$ 22.43**	**$ 25.06**	**$ 26.64**	**$ 26.78**	**$ 27.34**	**$ 27.90**	**$ 29.08**

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Non-GAAP

RETURN ON TANGIBLE COMMON EQUITY (dollars in thousands):

Return on Tangible Common Equity	2014	2015	2016	2017	2018	2019	2020
Total Average Stockholders' Equity (GAAP)	$ 675,295	$ 753,724	$ 884,664	$ 1,110,524	$ 1,343,861	$ 1,569,615	$ 1,825,135
Less: Average Preferred Stock	(125)	(125)	(125)	(125)	(125)	(125)	(125)
Less: Average Intangible Assets, Net of Tax	(199,354)	(215,281)	(254,332)	(360,005)	(467,421)	(499,622)	(569,377)
Average Tangible Common Equity, Net of Tax (non-GAAP)	$ 475,816	$ 538,318	$ 630,207	$ 750,394	$ 876,315	$ 1,069,868	$ 1,255,633
Net Income Available to Common Stockholders (GAAP)	$ 60,162	$ 65,384	$ 81,051	$ 96,070	$ 159,139	$ 164,460	$ 148,600
Plus: Intangible Asset Amortization, Net of Tax	1,395	1,720	2,542	3,670	5,307	4,736	4,730
Tangible Net Income (non-GAAP)	$ 61,557	$ 67,104	$ 83,593	$ 99,740	$ 164,446	$ 169,196	$ 153,330
Return on Tangible Common Equity (non-GAAP)	**12.94%**	**12.47%**	**13.26%**	**13.29%**	**18.77%**	**15.81%**	**12.21%**

Return on Tangible Common Equity	2021	2022	3Q23	2023 YTD	2023	3Q24	2024 YTD
Total Average Stockholders' Equity (GAAP)	$ 1,866,632	$ 1,972,445	$ 2,154,232	$ 2,126,005	$ 2,127,262	$ 2,251,547	$ 2,232,419
Less: Average Preferred Stock	(125)	(18,875)	(25,125)	(25,125)	(25,125)	(25,125)	(25,125)
Less: Average Intangible Assets, Net of Tax	(567,512)	(699,803)	(735,787)	(737,476)	(736,601)	(729,581)	(730,993)
Average Tangible Common Equity, Net of Tax (non-GAAP)	$ 1,298,995	$ 1,253,767	$ 1,393,320	$ 1,363,404	$ 1,365,536	$ 1,496,841	$ 1,476,301
Net Income Available to Common Stockholders (GAAP)	$ 205,531	$ 220,683	$ 55,898	$ 179,901	$ 221,911	$ 48,719	$ 135,647
Plus: Intangible Asset Amortization, Net of Tax	4,540	6,537	1,724	5,182	6,906	1,399	4,345
Tangible Net Income (non-GAAP)	$ 210,071	$ 227,220	$ 57,622	$ 185,083	$ 228,817	$ 50,118	$ 139,992
Return on Tangible Common Equity (non-GAAP)	**16.17%**	**18.12%**	**16.54%**	**18.10%**	**16.76%**	**13.39%**	**12.64%**

Return on Tangible Common Equity	4Q24	2024	1Q25	2Q25	3Q25	2025 YTD
Total Average Stockholders' Equity (GAAP)	$ 2,312,270	$ 2,252,491	$ 2,340,874	$ 2,340,010	$ 2,367,971	$ 2,349,718
Less: Average Preferred Stock	(25,125)	(25,125)	(25,125)	(25,125)	(25,125)	(25,125)
Less: Average Intangible Assets, Net of Tax	(728,218)	(730,295)	(726,917)	(725,813)	(724,619)	(725,775)
Average Tangible Common Equity, Net of Tax (non-GAAP)	$ 1,558,927	$ 1,497,071	$ 1,588,832	$ 1,589,072	$ 1,618,227	$ 1,598,818
Net Income Available to Common Stockholders (GAAP)	$ 63,880	$ 199,527	$ 54,870	$ 56,363	$ 56,297	$ 167,530
Plus: Intangible Asset Amortization, Net of Tax	1,399	5,744	1,206	1,188	1,185	3,579
Tangible Net Income (non-GAAP)	$ 65,279	$ 205,271	$ 56,076	$ 57,551	$ 57,482	$ 171,109
Return on Tangible Common Equity (non-GAAP)	**16.75%**	**13.71%**	**14.12%**	**14.49%**	**14.21%**	**14.27%**

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